Exhibit 99.1
AMERICAN SHARED HOSPITAL SERVICES
REPORTS 2008 SECOND QUARTER RESULTS
San Francisco, CA, July 29, 2008 — AMERICAN SHARED HOSPITAL SERVICES (AMEX:AMS), a leading provider of turnkey technology solutions for advanced radiosurgical and radiation therapy services, today announced financial results for the second quarter and first half of 2008.
Second Quarter Results
For the three months ended June 30, 2008, revenue increased 4% to $5,102,000 when compared to revenue of $4,910,000 for the second quarter of 2007, and increased 8% when compared to revenue of $4,725,000 for the first quarter of 2008. Net income for the second quarter of 2008 was $213,000, or $0.04 per diluted share. This compares to net income for the second quarter of 2007 of $280,000, or $0.06 per diluted share, and to net income for the first quarter of 2008 of $156,000, or $0.03 per diluted share.
“This sequential improvement in our operating performance speaks to the quality of our portfolio of radiosurgical and radiation therapy assets. It also shows how our strategy to use AMS’ creative financing solutions to make proton beam radiation therapy (PBRT) systems, Leksell Gamma Knife PerfexionTM systems, IGRT systems and other next-generation devices for radiation oncology delivery available and affordable to our clinical partners and their patients has put us on the path for long-term growth,” said Chairman and Chief Executive Officer Ernest A. Bates, M.D.
The increase in second quarter revenue reflected a 12% increase in same-unit volume versus prior year at the Company’s 18 Gamma Knife centers, as well as the contribution of the IGRT and related equipment and services AMS began supplying a customer in September 2007, recent upgrades to several existing Gamma Knife units, and the impact of the installation of three advanced Leksell Gamma Knife PerfexionTM systems that began treating patients in last year’s fourth quarter, this year’s first quarter, and this year’s second quarter, respectively. “Our newest customer, USC University Hospital in Los Angeles, began treating patients on its Perfexion system in July. This site will contribute to our results beginning in the third quarter,” Dr. Bates said.
Cash flow, as measured by earnings before interest, taxes, depreciation and amortization, increased to $2,657,000 for this year’s second quarter and $5,025,000 for this year’s first half, compared to EBITDA of $2,381,000 and $4,634,000 for the second quarter and first six months of 2007, respectively.
First Half Results
For the six months ended June 30, 2008, revenue increased to $9,827,000 compared to $9,659,000 for the first six months of 2007.
Net income for the first six months of 2008 was $369,000, or $0.07 per diluted share. This compares to net income for the first six months of 2007 of $505,000, or $0.10 per diluted share.
Balance Sheet Highlights
At June 30, 2008, AMS reported cash, cash equivalents, and short and long-term securities of $10,352,000. At June 30, 2007, AMS reported cash, cash equivalents, and short and long-term securities of $10,497,000. Shareholders’ equity at June 30, 2008 was $19,980,000, or $3.97 per outstanding share. This compares to shareholders’ equity at June 30, 2007 of $19,071,000, or $3.80 per outstanding share.
Earnings Conference Call
American Shared has scheduled a conference call at 1:00 p.m. PT (4:00 p.m. ET) today. To participate in the live call, dial (888) 895-5479 at least 5 minutes prior to the scheduled start time. A simultaneous WebCast of the call may be accessed through the Company’s website, www.ashs.com, or through CCBN, www.earnings.com (individual investors) or www.streetevents.com (institutional investors). A replay will be available for 30 days at these same internet addresses, or by calling (888) 843-8996, pass code 22335173.

About AMS
American Shared Hospital Services provides turnkey technology solutions for advanced radiosurgical and radiation therapy services. AMS is the world leader in providing Gamma Knife radiosurgery equipment, a non-invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain). The Company also offers the latest IGRT and IMRT systems, as well as its proprietary Operating Room for the 21st Century® concept. Through its preferred stock investment in Still River Systems, AMS also plans to complement these services with the Monarch 250TM proton beam radiation therapy (PBRT) system, which has not yet been approved by the FDA.
Safe Harbor Statement
This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services, which involve risks and uncertainties including, but not limited to, the risks of the Gamma Knife and radiation therapy businesses, the risks of developing The Operating Room for the 21st Century program, and the risks of investing in a development-stage company, Still River Systems, Inc., without a proven product. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, the Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, and the definitive Proxy Statement for the Annual Meeting of Shareholders held on June 20, 2008.

Contacts:	American Shared Hospital Services
Ernest A. Bates, M. D., (415) 788-5300
Chairman and Chief Executive Officer
e.bates@ashs.com

Berkman Associates
Neil Berkman, (310) 826-5051
President
info@berkmanassociates.com

AMERICAN SHARED HOSPITAL SERVICES

PRESS RELEASE	August 29, 2008
Second Quarter 2008 Financial Results	Page 3
Selected Financial Data
(unaudited)

	Summary of Operations Data
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Medical services revenue	$5,102,000	$4,910,000	$9,827,000	$9,659,000
Costs of revenue	2,759,000	2,464,000	5,415,000	4,983,000

Gross Margin	2,343,000	2,446,000	4,412,000	4,676,000
Selling & administrative expense	1,129,000	1,209,000	2,236,000	2,370,000
Interest expense	627,000	470,000	1,195,000	937,000

Operating income	587,000	767,000	981,000	1,369,000
Interest & other income	86,000	100,000	233,000	218,000
Minority interest expense	(255,000)	(335,000)	(491,000)	(635,000)

Income before income taxes	418,000	532,000	723,000	952,000
Income tax expense	205,000	252,000	354,000	447,000

Net income	$213,000	$280,000	$369,000	$505,000

Earnings per common share
Basic	$0.04	$0.06	$0.07	$0.10

Assuming dilution	$0.04	$0.06	$0.07	$0.10

	Balance Sheet Data
	June 30,
	2008	2007
Cash and cash equivalents	$8,587,000	$5,012,000
Securities-current maturities	$1,765,000	$2,315,000
Current assets	$16,231,000	$12,799,000
Securities-long term	$0	$3,170,000
Investment in preferred stock	$2,617,000	$2,000,000
Total assets	$64,571,000	$53,775,000

Current liabilities	$14,397,000	$15,198,000
Shareholders’ equity	$19,980,000	$19,071,000